Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

     Neoware Reports Preliminary Fiscal Third Quarter Results

     KING OF PRUSSIA, PA – April 03, 2003 – Neoware Systems (NASDAQ: NWRE), the leading supplier of award-winning software, services and solutions for the Appliance Computing market, today reported preliminary operating results for the fiscal third quarter ended March 31, 2003 and provided a preliminary revenue outlook for its fiscal fourth quarter ending June 30, 2003. The Company also announced that it intends to release earnings for the quarter ended March 31, 2003 on April 29, 2003 after the close of the market.

     The Company noted that, based upon preliminary estimates, revenues for the quarter ended March 31, 2003 are expected to exceed $13.3 million, an increase of more than 59% from the prior year quarter. Gross margins for the quarter are expected to exceed management guidance of 40% to 42%. The Company expects to report income from operations in excess of $2 million for the quarter. In addition, the Company expects to report a non-operating impairment charge of $300,000 from an investment in Boundless Corporation in June 2000 related to the Company’s purchase of the Capio product line, as a result of Boundless’s Chapter 11 bankruptcy filing, and a provision for income taxes of approximately 36%. The Company also expects to report an increase in cash in excess of $2 million for the quarter and expects to report more than $26 million in cash at the end of the quarter.

     “While Q3 revenues were expected to be stronger, they are significantly higher than in the prior year period, which is an achievement given the current macroeconomic environment,” stated Michael Kantrowitz, Neoware’s Chairman and CEO. “We have stated in the past that Neoware’s quarterly revenue is subject to variation as a result of fluctuations in the timing of large orders, and this quarter we’ve experienced it. Most important, we see no change in our overall business or our market opportunity, and while it is necessary to be cautious in the near term given the economic and political environment, we remain confident about our prospects in the coming fiscal year.”

     Commenting on the business environment during the quarter, Mr. Kantrowitz noted, “Sales were strong in January and February, however, they were below our projections in March, primarily due to a shortfall of sales in the last two weeks. This was the result of a delay in the deployment of several customer implementations in the United States, all of which are still expected to occur in coming quarters. We were very pleased with our sales execution in Europe as revenues there exceeded our expectations for the quarter.”

     “Although the current economic and political situation makes it difficult to project revenues given the results we saw in March, we do believe that we can achieve sequential growth in Q4,” Mr. Kantrowitz continued. “Based on the information we have today, we believe that sequential revenue growth of up to $1 million or more is achievable, and we believe that gross margins will be at or above management’s previous guidance. We see no change in our opportunity over the coming year, and believe that we can achieve 30% to 40% revenue growth or greater in fiscal 2004 based upon projected growth in our markets.”

     In connection with the earnings release, Neoware management will host a conference call and simultaneous webcast on April 29, 2003 at 4:30 PM Eastern Time. The conference call will be available live via the Internet on the Neoware website at www.neoware.com and at www.vcall.com. To participate, please go to the website 10 minutes prior to the call to download and install any necessary audio software. If you are unable to attend the live conference call, an Internet replay of the call will be archived and available after the call.

     The call will also be accessible by dialing 800-482-2225 for domestic calls and +1-303-224-6997 for international calls. The conference ID is 3337977. A replay of the call will be available through May 8, 2003 by dialing 800-211-2648 domestically and +1-703-925-2474 internationally.

About Neoware

     Neoware provides software, services, and solutions to enable Appliance Computing, a proven Internet-based computing architecture targeted at business customers that is designed to be simpler and easier than traditional PC-based computing. Neoware’s software and management tools power and manage a new generation of smart computing appliances that utilize the benefits of open, industry-standard technologies to create new alternatives to personal computers used in business and a wide variety of proprietary business devices. Neoware’s products are designed to run local applications for specific vertical markets, plus allow access across a network to multi-user Windows servers, Linux servers, mainframes, minicomputers and the Internet. Computing appliances that run and are managed by Neoware’s software offer the cost benefits of industry-standard hardware and software, easier installation, and have lower up-front and administrative costs than proprietary or PC-based alternatives. More information about Neoware can be found on the Web at www.neoware.com or via email at invest@neoware.com. Neoware is based in King of Prussia, PA.

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     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expected revenue, gross margins, income from operations, cash, provision for income taxes and a non-operating impairment charge for the quarter ended March 31, 2003, our expectation of no change in business or market opportunity in fiscal 2004, our confidence in our prospects for the 2004 fiscal year, our expectation as to deployment of delayed implementations, projected sequential revenue growth and gross margins in the fiscal 2003 fourth quarter, and expected revenue growth in fiscal 2004. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in such forward-looking statements include the timing and receipt of orders, the final results of our results for the quarter ended March 31, 2003, the timing and receipt of future orders, customers’ acceptance of Neoware’s Appliance Computing products, increases in costs, pricing pressures, rapid technological changes in the industry, growth of the Appliance Computing market, increased competition, our ability to attract and retain qualified personnel, adverse changes in customer order patterns, adverse changes in general economic conditions in the U. S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its reports on Form 10-K for the year ended June 30, 2002 and Form 10-Q for the quarter ended December 31, 2002.

     Neoware is a registered trademark of Neoware Systems, Inc. All other names, products, and services are trademarks or registered trademarks of their respective holders.

NEOWARE CONTACT:

Vince Dolan
Neoware Systems, Inc.
610-277-8300
invest@neoware.com